UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2011

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	814-00854	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX		76102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 12, 2011, TPG Specialty Lending, Inc. (the “Company”) entered into an amendment to the Investment Advisory and Management Agreement with TSL Advisers, LLC (the “Adviser”) dated April 15, 2011 (the “Amended Advisory Agreement”). The Adviser also serves as the Company’s administrator under the terms of a separate Administration Agreement. The Amended Advisory Agreement revises the base against which the 1.5% hurdle rate is measured when calculating the Adviser’s entitlement to receive a portion of the Company’s pre-incentive fee net investment income in any given calendar quarter.

The Amended Advisory Agreement has been approved by the Company’s board of directors and holders of a majority of its outstanding voting securities in accordance with Section 15 of the Investment Company Act of 1940, as amended.

In accordance with Rule 14c-2 of the Securities and Exchange Act of 1934, as amended, the Amended Advisory Agreement shall become effective twenty calendar days after the date on which the Company duly distributes an information statement on Schedule 14C to all record holders of the Company’s outstanding voting securities. Under the terms of the Amended Advisory Agreement, the revised method of calculating the hurdle rate will apply retroactively as of October 1, 2011, and will continue to apply until an initial public offering of the Company.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The information set forth under Item 1.01 above is incorporated by reference into this Item 5.07. The Amended Advisory Agreement was approved by written consent of the holders of a majority of the outstanding voting securities of the Company on December 12, 2011.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1: Amended and Restated Investment Advisory and Management Agreement, dated as of December 12, 2011, between the Company and the Adviser

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC.
(Registrant)

Date: December 13, 2011	By:	/s/ Ronald Cami
Ronald Cami
Vice President